EXHIBIT 10.2

TALEO CORPORATION

NEIL HUDSPITH FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This agreement (the “Agreement”) is entered into as of January 1, 2010 (the “Effective Date”) by and between Taleo Corporation, a Delaware corporation (the “Company”) and Neil Hudspith (“Executive”) and amends and restates the Neil Hudspith Employment Agreement with an Effective Date of May 1, 2008. The term of this Agreement shall be four (4) years from the Effective Date.  The parties agree to engage in a good faith review and renewal evaluation of this Agreement at the third anniversary of the Effective Date. If at the time of expiration of this Agreement the Company is engaged in discussions that may involve a Change in Control, as defined below, the term if this agreement shall be automatically extended by eighteen (18) months from the original date of expiration.

1. Duties and Scope of Employment.

(a) Positions and Duties.  As of the Effective Date, Executive will serve as Executive Vice President, Worldwide Field Operations.  Executive will assume and discharge such responsibilities as are commensurate with such position and as the Chief Executive Officer may direct from time to time. During Executive’s employment with the Company, Executive shall devote Executive’s full time, skill and attention to Executive’s duties and responsibilities and shall perform faithfully, diligently and competently. In addition, Executive shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during Executive’s employment.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration (including membership on a board of directors) without the prior approval of the Chief Executive Officer; provided, however, that Executive may, without the approval of the Chief Executive Officer, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.

2. At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination or resignation of employment.  Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through the date of Executive’s termination of employment under any Company-provided or paid plans, policies, and arrangements.

3. Compensation.

(a) Base Salary.  The Company shall pay Executive an annual salary of $330,000.00 USD as compensation for Executive’s services (“Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices as in effect from time to time (but no less frequently than once per month) and be subject to the usual, required federal, state and local tax  withholding, employment tax withholding and other lawful deductions (“Withholdings”).  Executive’s Base Salary will be

(b) subject to periodic review and adjustment (subject to Section 6(g)(ii) and the other provisions of this Agreement), and such adjustments will be made based upon the Company’s standard practices or the discretion of the Company’s Board of Directors.  Adjustments to Base Salary shall be incorporated into this Agreement upon the effective date of the adjusted Base Salary.

(c) Bonus.  Executive’s annual target for the aggregate amount of annual and quarterly bonuses will be $330,000.00 USD (“Target Bonus”), less Withholdings.  Allocation, eligibility and payment of Target Bonus will be based upon achievement of quarterly or yearly performance goals approved by the Chief Executive Officer. Target Bonus amounts will not be earned unless Executive remains employed through the relevant quarter (for quarterly bonus payments) and through the end of the fiscal year (for annual bonus payments).  Bonus payments, if any, will be made no later than the 15th day of the third month following the later of (i) the end of the Company’s fiscal year in which such bonus is earned, or (ii) the end of the calendar year in which such bonus is earned. Executive’s Target Bonus will be subject to periodic review and adjustment (subject to Section 6(g)(ii) and the other provisions of this Agreement), and such adjustments will be made based upon the Company’s standard practices or the discretion of the Company’s Board of Directors. Adjustments to Target Bonus shall be incorporated into this Agreement upon the effective date of the adjusted Target Bonus.

(d) Car Allowance.  Subject to Executive remaining an employee of the Company through each payment date, for a period of two (2) years from May 1, 2008, Executive will receive an annual car allowance of $12,000.00 USD, less Withholdings. Such car allowance will be paid periodically in accordance with the Company’s normal payroll practices as in effect from time to time (but no less frequently than once per month).

(e) Relocation Related Reimbursements.   Executive’s relocation expenses shall be reimbursed in accordance with Schedule B hereto.  Certain relocation reimbursements shall be subject to gross-up for income tax impact to executive in accordance with the Company’s standard relocation policy.  Such tax gross up payments, if any, will be paid be no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes.

4. Employee Benefits.

(a) Vacation.  Executive will be eligible to receive four (4) weeks of paid annual vacation.  Executive’s use of vacation will be subject to the terms and conditions of the vacation policies in place at the Company, including without limitation, accrual limits and caps.

(b) General.  During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.

5. Expenses.  The Company will reimburse Executive for reasonable travel and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance.

(a) If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and

(b) either such event did not takes place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), then Company or the successor corporation will pay Executive:

(i) for any bonus period partially completed at the time of Executive’s termination or resignation, a lump sum equal to the daily prorated amount of Executive’s then-current quarterly bonus (if any) and annual bonus, less any applicable state and federal required withholding amounts and other lawful deductions;

(ii) an additional lump sum equal to one hundred percent (100%) of Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions; and

(iii) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12 month period following the termination of Executive’s employment, (ii) the expiration of Executive’s continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c) If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within sixty (60) days prior to eighteen (18) months following a Change in Control (as defined below), then Company or the successor corporation will pay Executive:

(i) for any bonus period partially completed at the time of Executive’s termination or resignation, a lump sum equal to the daily prorated amount of Executive’s then-current quarterly bonus (if any) and annual bonus, less any applicable state and federal required withholding amounts and other lawful deductions;

(ii) an additional lump sum equal to one hundred percent (100%) of Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions;

(iii) an additional lump sum equal to one hundred percent (100%) of Executive’s then-current Target Bonus, less any applicable state and federal required withholding amounts and other lawful deductions; and

(iv) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (1) the close of the 12 month period following the termination of Executive’s employment, (2) the expiration of Executive’s continuation coverage under COBRA, or (3) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) All benefits set forth in Sections 6(a) and 6(b) are collectively referred to as “Severance.”  In the event Executive is entitled to Severance under Section 6(b), Executive will not longer be entitled to Severance under Section 6(a). Subject to Section 7(a) and to any required six (6) month delay

(e) pursuant to Section 14, Severance payments, other than reimbursements of COBRA premiums, shall be made by the Company in one lump sum and shall be paid within thirty (30) days of any such termination of employment.

(f) In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event did not take place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), then (i) Executive will receive immediate vesting with respect to the number of unvested stock options and stock appreciation rights that would have vested in accordance with Executive’s then-current stock option grants and stock appreciation rights had Executive remained employed for an additional 6 months, (ii) the Company’s right of repurchase shall immediately lapse with respect to Executive’s then-current restricted stock grants for which the Company’s right of repurchase would otherwise have lapsed within 6 months from the date of such termination or resignation of employment, and (iii) the Executive will receiving immediate vesting with respect to Executive's outstanding restricted stock units, performance shares and other equity compensation that would have vested had Executive remained employed for an additional 6 months.  If an award vests in whole or in part on the achievement of performance metrics that have not been achieved at the time of the Executive’s termination or resignation, vesting of such awards shall not be accelerated.  In the event of Executive’s termination of employment as described in this subsection (d), the Executive’s then vested stock options shall be exercisable for 3 months after Executive’s date of termination.  Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

(g) In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), Executive will receive immediate vesting with respect to all unvested stock options and stock appreciation rights that are held by Executive, the Company’s right of repurchase shall lapse entirely with respect to restricted stock grants from the Company to Executive, and the vesting of all Executive's outstanding restricted stock units, performance shares and other equity compensation shall immediately vest in full; provided, however, if the award vests in whole or in part on the achievement of performance metrics, such metrics shall be deemed achieved at 100% of target levels (unless otherwise provided in the applicable award agreement).  In the event of Executive’s termination of employment as described in this subsection (e), the Executive’s then outstanding stock options shall be exercisable for 3 months after Executive’s date of termination.  Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

(h) For purposes of this Section 6, “Cause” means (i) any act of personal dishonesty taken by Executive in connection with Executive’s employment responsibilities, (ii) Executive’s conviction of a felony, (iii) any act by Executive that constitutes material misconduct, (iv) repeated failures to follow the lawful, reasonable instructions of the Chief Executive Officer, or (v) substantial violations of employment or fiduciary duties, responsibilities or obligations to Company.

(i) For purposes of this Section 6, “Good Reason” means (i) without Executive’s consent, a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, other than a reduction where Executive are asked to assume substantially similar duties and responsibilities in a division of a larger entity after a Change in Control; (ii) without Executive’s consent, a reduction of Executive’s Base Salary or Target Bonus other than a one-time reduction that does not exceed twenty percent (20%) and that is also applied to substantially all of Company’s senior executives; (iii) without Executive’s consent, Executive’s relocation to a facility or a location greater than 75 miles from Dublin, California; or (iv) the failure of a successor entity after a Change

(j) in Control to assume this Agreement.  If Executive does not notify Company in writing that Executive believes a significant reduction of Executive’s duties, position or responsibilities has occurred pursuant to this Section 6 within thirty days of the event or occurrence that Executive believes to have resulted in such a significant reduction, then such reduction shall be deemed for purposes of this Agreement as not constituting Good Reason, as that terms is used in this Section 6.  Disagreement as to the allocation, eligibility and payment of Target Bonus to be set forth in a Target Bonus Schedule shall not be a basis for Good Reason resignation.

(k)  For purposes of this Section 6, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities and such change in ownership results in broad management changes at Company; or (ii) the consummation of the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) the consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(l) Notwithstanding the above, Company’s Chief Executive Officer reserves the right to make reasonable organizational structure changes reasonably commensurate with the position of Chief Executive Officer.  Such changes may include the shifting or reassignment of divisional, geographic or team responsibilities among members of the executive team.  Such changes are within the reasonable discretion of the Chief Executive Officer and shall not constitute Good Reason, as that term is used in this Section 6.

(m) Termination due to Death or Disability.  If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

(n) Sole Right to Severance.  This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment.  To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

7. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims.  The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the “Release”) in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following Executive’s employment termination date or such earlier date as required by the Release (such deadline, the “Release Deadline”).  The Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers, and will contain No-Inducement, No-Solicit and Non-Compete terms consistent with this Agreement.  No severance pursuant to this Agreement will be paid or provided until the Release becomes effective.  Notwithstanding any timing of payment provision in Section 6, in the event severance payments provided under Section 6(a) or Section 6(b) would be considered Deferred Payments (as defined in Section 13 below), then the following timing of payments will

(b) apply to such Deferred Payments, in each case subject to any delay in payment required by the provisions of Section 13 (and provided the Release becomes effective):

(i) If the Release Deadline is on or before December 10 of the calendar year in which Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”)) occurs, any portion of the severance payments or benefits provided under Section 6(a) or Section 6(b) that would be considered Deferred Payments will be paid to Executive on or before December 31 of that calendar year or such later time as required by (A) the payment schedule applicable to each payment or benefit as set forth in Section 6, or (B) if applicable, Section 13 of this Agreement; and

(ii) If the Release Deadline is after December 10 of the calendar year in which Executive’s “separation from service” (within the meaning of Section 409A) occurs, any portion of the severance payments or benefits provided under Section 6(a) or Section 6(b) that would be considered Deferred Payments will be paid on the first payroll date to occur during the calendar year following the calendar year in which such separation of service occurs or such later time as required by (A) the payment schedule applicable to each payment or benefit as set forth in Section 6, (B) the Release Deadline, or (C) if applicable, Section 13 of this Agreement.

(c) No-Inducement and No-Solicit.  In the event of a termination or resignation of Executive’s employment that otherwise would entitle Executive to the receipt of severance payments or benefits pursuant to Section 6, Executive agrees that as a condition to receipt of such severance, during the 12-month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will (i) not, solicit, induce, or influence any person to modify their employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not solicit, divert or take away or attempt to solicit, divert or take away the business of any customer or prospective customer of the Company (the “No-Solicit”).  If Executive breaches the No-Inducement or No-Solicit, all  payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately and shall be repaid to the Company.  Executive acknowledges that the time, geographic and scope limitations of Executive’s obligations under this section that are to be reflected in a separation agreement are fair and reasonable in all respects, and provides no more protection than is necessary to protect the Company’s Confidential Information and, consequently, to preserve the value and goodwill of the Company.  Executive further acknowledges that Executive will not be precluded from gainful employment as a result of the obligations of this section.  In the event the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, Executive and the Company mutually agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.  The covenants contained in this section shall be construed as a series of separate covenants, one for each city, town, suburb and state within the geographical area.  For purposes of this Section 7, “geographical area” shall mean (i) all counties in the State where Executive was employed by the Company; (ii) all other states of the United States of America from which the Company derived revenue at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company, and (iii) all other province, state, city or other political subdivision of each country from which the Company derived revenue at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company.

8. Confidential Information.

(a) Company Information.  The Executive will not, at any time, whether during or subsequent to Executive’s employment hereunder, directly or indirectly, disclose or furnish to any other person, firm or corporation, or use on behalf of himself/herself or any other person, firm or corporation, any

(b) confidential or proprietary information acquired by the Executive in the course of Executive’s employment with the Company, including, without limiting the generality of the foregoing, product design, product roadmaps, future product plans, contractual details relating to current Company clients, buying habits of present and prospective clients of Company, pricing and sales policy, techniques and concepts, the names of customers or prospective customers of the Company or of any person, firm or corporation who or which have or shall have treated or dealt with the Company or any of its subsidiaries or affiliated companies, any other information acquired by the Executive regarding the methods of conducting the business of the Company and any of its subsidiaries and/or affiliates, any information regarding the Company's methods of research and development, of obtaining business, of manufacturing, of providing or advertising products or services, or of obtaining customers, trade secrets and other confidential information concerning the business operations of the Company or any company and/or entity affiliated with the Company, except to the extent that such information is already generally known in the public domain.

(c) Former Employer Information.  Executive agrees, during employment with the Company, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out work for the Company consistent with the Company’s agreement with such third party.

(e) Assignment of Inventions.  Executive agrees to promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company and hereby assigns to the Company, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Inventions”).  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectible by copyright are “works made for hire” as that term is defined in the relevant copyright act.

(f) Inventions Retained and Licensed.   Executive has attached hereto, as Schedule A, a list of all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process or machine.

(g) Maintenance of Records.   Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of

(h) Executive’s employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(i) Patent and Copyright Registrations.   Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any Canadian or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(j) Return of Company Documents.  Executive agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

9. Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

10. Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

 If to the Company:

Attn: VP Legal
Taleo Corporation
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568

If to Executive:

at the last residential address known by the Company as provided by Executive in writing.

11. Severability.  In the event that the application of any provision hereof to any particular facts or circumstances shall be held to be invalid or unenforceable under the governing law hereof, then: (i) such provision shall be reformed without further action by the parties to the extent strictly necessary to render such provision valid and enforceable when applied to such particular facts or circumstances; and (ii) the validity and enforceability of such provision as applied to any other particular facts or circumstances, and the validity and enforceability of all of the other provisions hereof, shall in no way be affected or impaired thereby.

12. Arbitration.

(a) General.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from Executive’s employment with the Company under this Agreement or otherwise or the termination of Executive’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination, or wrongful termination, and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure.  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss or strike, and motions for class certification, prior to any arbitration hearing.  Executive agrees that the arbitrator will issue a written decision on the merits.  Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. Executive understands that the Company and Executive will split any administrative or hearing fees charged by the arbitrator or JAMS, except that the party initiating the arbitration will pay the full filing fee.  Executive agrees that any arbitration under this Agreement shall be conducted in accordance with the laws of California, and that the arbitrator shall apply the substantive and procedural laws of California, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with the laws of California, the JAMS Rules will take precedence.  The parties agree that arbitration proceedings will be held in the county where Executive is employed by the Company.

(c) Remedy.  Except for the provisional remedies provided for under California law and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by California law and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief.  In addition to the right under California law to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a breach or threatened breach of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation, noninducement or noncompetition.

(e) Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Equal Employment Opportunity Commission, the National Labor Relations Board or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and

(c) benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement.  For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

14. Integration.  This Agreement, along with the documents incorporated by reference herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any employment, change of control or severance agreement entered into with the Company or any subsidiary of the Company.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.  With respect to stock options and awards of restricted stock granted on or after the date hereof, the acceleration of vesting provisions provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

15. Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16. Survival.  The Company’s and Executive’s responsibilities under Sections 8 and 12  and all other provisions intended by their terms to survive the termination of this Agreement  will survive the termination of this Agreement.

17. Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Tax Withholding.  All payments made pursuant to this Agreement will be subject to Withholdings.

19. Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

20. Acknowledgment.  Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts.  This Agreement may be executed in counterparts, and may be exchanged by fax or electronically scanned and emailed copies. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

22. Parachutes.  Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with Company (or termination thereof) would subject Executive to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by Executive, including without limitation any Excise Tax) that Executive would receive with respect to such payments or benefits is less thanthe net-after tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, and only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be so reduced. Any reduction in payments and/or benefits required by this Section 22 will occur in the following order: (a) reduction of cash payments; (b) reduction of vesting acceleration of equity awards; and (c) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 22 will be made in writing by a nationally recognized certified public accounting firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.

For purposes of making the calculations required by this Section 22, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 22.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 22.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TALEO CORPORATION

By:	/s/ Michael Gregoire	Date:	January 18, 2010
Name: Michael Gregoire
Title: Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Neil Hudspith	Date:	January 14, 2010
Neil Hudspith

[SIGNATURE PAGE TO NEIL HUDSPITH EMPLOYMENT AGREEMENT]

Schedule A

List of Prior Inventions, Designs and Original Works of Authorship

Title                               Date                     Identifying Number of Brief Description

___✓_ No invention or improvements

____ Additional sheets attached

Signature of Executive:	/s/ Neil Hudspith

Printed Name of Executive:	Neil Hudspith

Date:	January 14, 2010

Schedule B

Relocation Related Reimbursements

Relocation Reimbursement Item
Visa Costs: 3 Year L-1 Visa
Rent Payment: up to $7,000 per month for up to 2 years
Air fare for travel between Europe and the San Francisco Bay area for family members for two years: up to $26,000 USD per year.
Moving house hold goods to USA: up to $10,000 Moving house hold goods back to UK (“Return Reimbursements”): all reasonable expenses*
Storage up to 3 months: up to $5,000
Home search trip for family of 2. Air fare from Europe to San Francisco Bay area: up to $12,000 USD.
Relocation to US for family of 2. Air fare from Europe to the San Francisco Bay area: up to $6,000 USD.
Miscellaneous relocation expenses: $7,000
Corporate housing for up to 3 months: up to $3,500 per month

The above relocation-reimbursements are effective as of May 1, 2008.  Except with respect to the Return Reimbursements, the intent of the above relocation-reimbursements has always been and continues to be that you are required to remain an employee through the date of reimbursement of any of the above expenses.  Such reimbursements are intended to be exempt from the requirements of Section 409A under the “short-term deferral” rule.

* All Return Reimbursement expenses must be incurred while you are a Taleo employee or within six (6) months following your separation from service. With respect to the taxable portion of any such Return Reimbursements, (a) any such reimbursements shall be made no later than the last day of the calendar year that immediately follows the calendar year in which you incurred the expense; (b) such reimbursement shall not be subject to liquidation or exchange for another benefit or payment; and (c) the reimbursement provided to you in any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Such reimbursements are intended to constitute compliant deferred compensation payable on a specified date or fixed schedule in accordance with the requirements set forth under Treasury Regulation Section 1.409A-3(i)(1)(iv).  You and the Company agree to work together in good faith to consider amendments to the Schedule B and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.